Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Fourth Quarter and Fiscal Year 2021 Financial Results; Introduces Fiscal Year 2022 Guidance

CANTON, Mass., (March 1, 2022) — Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for the fourth quarter and the year ended December 31, 2021 and introduced financial guidance for the fiscal year ending December 31, 2022.

Fourth Quarter 2021 Financial Results Summary:

•

Net revenue of $128.6 million for the fourth quarter of 2021, an increase of 20% (28% on an adjusted basis1) compared to net revenue of $106.8 million for the fourth quarter of 2020. Net revenue for the fourth quarter of 2021 consists of:

•	Net revenue from Advanced Wound Care products of $121.4 million, an increase of 30% from the fourth quarter of 2020.

•	Net revenue from Surgical & Sports Medicine products of $7.2 million, a decrease of 45% from the fourth quarter of 2020.

•	Net revenue from the sale of PuraPly products of $62.6 million for the fourth quarter of 2021, an increase of 38% from the fourth quarter of 2020.

•	Net revenue from the sale of non-PuraPly products of $66.0 million, an increase of 7% from the fourth quarter of 2020.

•

Net income of $51.7 million for the fourth quarter of 2021, compared to a net income $18.3 million for the fourth quarter of 2020, an increase of $33.4 million. Adjusted net income of $54.0 million for the fourth quarter of 2021, compared to an adjusted net income of $19.5 million for the fourth quarter of 2020, an increase of $34.4 million.

•	Adjusted EBITDA of $26.3 million for the fourth quarter of 2021, compared to Adjusted EBITDA of $24.9 million for the fourth quarter of 2020, an increase of $1.5 million.

Fiscal Year 2021 Financial Summary:

•

Net revenue of $468.1 million for the year ended December 31, 2021, an increase of 38% (45% on an adjusted basis2), compared to net revenue of $338.3 million for the year ended December 31, 2020. Net revenue for the year ended December 31, 2021 consists of:

•	Net revenue from Advanced Wound Care products of $430.8 million, an increase of 46% year-over-year.

•	Net revenue from Surgical & Sports Medicine products of $37.2 million, a decrease of 15% year-over-year.

•	Net revenue from the sale of PuraPly products of $198.5 million for the year ended December 31, 2021, an increase of 35% year-over-year.

[1]	After excluding net revenue from the sale of our ReNu and NuCel products for both periods.
[2]	After excluding net revenue from the sale of our ReNu and NuCel products for both periods.

•	Net revenue from the sale of non-PuraPly products of $269.6 million for the year ended December 31, 2021, an increase of 41% year-over-year.

•

Net income of $94.9 million for the year ended December 31, 2021, compared to net income of $17.2 million for the year ended December 31, 2020. Adjusted net income of $101.3 million for the year ended December 31, 2021, compared to adjusted net income of $20.0 million for the year ended December 31, 2020.

•	Adjusted EBITDA of $89.1 million for the year ended December 31, 2021, compared to Adjusted EBITDA of $38.8 million year ended December 31, 2020.

“We delivered strong fourth quarter financial results rounding out another transformative year for the Company. In the fourth quarter, we achieved net revenue growth of 20% year-over-year and adjusted net revenue growth of 28%. We generated more than $26 million of Adjusted EBITDA in the fourth quarter, representing 20.5% of net revenue in the period,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis.

Mr. Gillheeney, Sr. continued: “I am proud of our team’s dedication and strong execution during 2021, a year in which we delivered impressive financial results including a 45% increase in adjusted net revenue, expansion of both our gross and operating margins and a 130% increase in Adjusted EBITDA, representing 19% of net revenue. We remain confident in our ability to execute our long-term strategic plan of driving strong commercial execution, continued development of our new product pipeline, and improvement of our profitability profile. As always, we are committed to delivering on our mission to provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

Fourth Quarter 2021 Results:

The following table represents net revenue by product grouping for the three months ended December 31, 2021 and December 31, 2020, respectively:

	Three Month Ended December 31,		Change
	2021	2020	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$121,354	$93,615	$27,739	30%
Surgical & Sports Medicine	7,204	13,192	(5,988)	(45%)

Net revenue	$128,558	$106,807	$21,751	20%

Net revenue for the fourth quarter of 2021 was $128.6 million, compared to $106.8 million for the fourth quarter of 2020, an increase of $21.8 million, or 20%. The increase in net revenue was driven by a $27.7 million increase, or 30%, in net revenue of Advanced Wound Care products, partially offset by a $6.0 million decrease, or 45%, in net revenue of Surgical & Sports Medicine products, compared to the fourth quarter of 2020.

Gross profit for the fourth quarter of 2021 was $96.0 million, or 75% compared to $81.3 million, or 76%, for the fourth quarter of 2020, an increase of $14.7 million, or 18%. The increase in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care.

Operating expenses for the fourth quarter of 2021 were $75.5 million compared to $59.7 million for the fourth quarter of 2020, an increase of $15.8 million, or 26%. R&D expense was $8.3 million for the fourth quarter of 2021, compared to $6.3 million in the fourth quarter of 2020, an increase of $2.0 million, or 31%. Selling, general and administrative expenses were $67.3 million, compared to $53.4 million in the fourth quarter of 2020, an increase of $13.9 million, or 26%.

Operating income for the fourth quarter of 2021 was $20.5 million, compared to an operating income of $21.6 million for the fourth quarter of 2020, a decrease of $1.1 million, or 5%.

Total other expenses, net, for the fourth quarter of 2021 were $0.9 million, compared to $2.9 million for the fourth quarter of 2020, a decrease of $2.0 million, or 70%.

Net income for the fourth quarter of 2021 was $51.7 million, or $0.39 per share, compared to a net income of $18.3 million, or $0.15 per share, for the fourth quarter of 2020, an increase of $33.4 million, or $0.24 per share.

Adjusted net income of $54.0 million for the fourth quarter of 2021, compared to adjusted net income of $19.5 million for the fourth quarter of 2020, an increase of $34.4 million.

Adjusted EBITDA was $26.3 million or the fourth quarter of 2021, compared to $24.9 million for the fourth quarter of 2020, an increase of $1.5 million.

As of December 30, 2021, the Company had $114.5 million in cash, cash equivalents and restricted cash and $73.6 million in debt obligations, of which $0.2 million were finance lease obligations, compared to $84.8 million in cash, cash equivalents and restricted cash and $84.8 million in debt obligations, of which $15.1 million were finance lease obligations as of December 31, 2020.

Fiscal Year 2021 Results:

The following table represents net revenue by product grouping for the year ended December 31, 2021 and December 31, 2020, respectively:

	Year Ended December 31,		Change
	2021	2020	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$430,839	$294,624	$136,215	46%
Surgical & Sports Medicine	37,220	43,674	(6,454)	(15%)

Net revenue	$468,059	$338,298	$129,761	38%

Net revenue for the year ended December 31, 2021 was $468.1 million, compared to $338.3 million for the year ended December 31, 2020, an increase of $129.8 million, or 38%. The increase in net revenue was driven by a $136.2 million increase, or 46%, in net revenue of Advanced Wound Care products, partially offset by a $6.5 million decrease, or 15%, in net revenue of Surgical & Sports Medicine products compared to the prior year.

Net income for the year ended December 30, 2021 was $94.9 million, or $0.71 per share, compared to a net income of $17.2 million, or $0.15 per share, for the year ended December 31, 2020.

Adjusted net income of $101.3 million for the year ended December 31, 2021, compared to adjusted net income of $20.0 million for the year ended December 31, 2020.

Adjusted EBITDA of $89.1 million for the year ended December 31, 2021, compared to Adjusted EBITDA of $38.8 million for the year ended December 31, 2020.

Fiscal Year 2022 Guidance:

For the year ending December 31, 2022, the Company expects:

•

Net revenue of between $485 million and $515 million, representing an increase of approximately 4% to 10% year-over-year, and 6% to 13% on an adjusted basis[3], as compared to net revenue of $468.1 million for the year ended December 31, 2021.

•	The 2022 net revenue guidance range assumes:

•

Net revenue from Advanced Wound Care products of between $455 million and $481 million, representing an increase of approximately 6% to 12% year-over-year as compared to net revenue of $430.8 million for the year ended December 31, 2021.

•

Net revenue from Surgical & Sports Medicine products of between $30 million and $34 million, representing a decrease of approximately 9% to 19% year-over-year as compared to net revenue of $37.2 million for the year ended December 31, 2021.

•

Net revenue from the sale of PuraPly products of between $207 million and $217 million, representing an increase of approximately 4% to 9% year-over-year, as compared to net revenue of $198.5 million for the year ended December 31, 2021.

•	Net income of between $56.5 million and $71.5 million and adjusted net income of between $60.2 million and $75.2 million.

•	EBITDA of between $73.5 million and $88.9 million and Adjusted EBITDA of between $79.9 million and $95.3 million.

Fourth Quarter 2021 Earnings Conference Call:

Financial results for the fourth fiscal quarter of 2021 will be reported after the market closes on Tuesday, March 1. Management will host a conference call at 5:00 p.m. Eastern Time on March 1 to discuss the results of the quarter and the fiscal year, and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 5998131. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 5998131. The webcast will be archived at investors.organogenesis.com.

[3]	After excluding net revenue from the sale of our ReNu and NuCel products.

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$113,929	$84,394
Restricted cash	599	412
Accounts receivable, net	82,460	56,804
Inventory	25,022	27,799
Prepaid expenses and other current assets	4,969	4,935

Total current assets	226,979	174,344
Property and equipment, net	79,160	55,792
Intangible assets, net	25,673	30,622
Goodwill	28,772	28,772
Operating lease right-of-use assets, net	49,144	—
Deferred tax asset, net	31,994	18
Other assets	1,537	670

Total assets	$443,259	$290,218

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of deferred acquisition consideration	$1,436	$483
Current portion of term loan	2,656	16,666
Current portion of finance lease obligations	200	3,619
Current portion of operating lease obligations	11,785	—
Current portion of deferred rent and lease incentive obligation	—	95
Accounts payable	29,339	23,381
Accrued expenses and other current liabilities	36,589	23,973

Total current liabilities	82,005	68,217
Line of credit	—	10,000
Term loan, net of current portion	70,769	43,044
Deferred acquisition consideration, net of current portion	—	1,436
Earnout liability	—	3,985
Deferred rent and lease incentive obligation, net of current portion	—	2,315
Finance lease obligations, net of current portion	—	11,442
Operating lease obligations, net of current portion	46,893	—
Other liabilities	1,557	7,971

Total liabilities	201,224	148,410

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 129,408,740 and 128,460,381 shares issued; 128,680,192 and 127,731,833 shares outstanding at December 31, 2021 and 2020, respectively.	13	13
Additional paid-in capital	302,155	296,830
Accumulated deficit	(60,133)	(155,035)

Total stockholders’ equity	242,035	141,808

Total liabilities and stockholders’ equity	$443,259	$290,218

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF

OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net revenue	$128,558	$106,807	$468,059	$338,298
Cost of goods sold	32,597	25,520	114,199	87,319

Gross profit	95,961	81,287	353,860	250,979
Operating expenses:
Selling, general and administrative	67,250	53,396	250,200	204,193
Research and development	8,260	6,299	30,742	20,086

Total operating expenses	75,510	59,695	280,942	224,279

Income from operations	20,451	21,592	72,918	26,700

Other expense, net:
Interest expense	(853)	(2,888)	(7,236)	(11,279)
Gain on settlement of deferred acquisition consideration	—	—	—	2,246
Loss on the extinguishment of debt	—	—	(1,883)	—
Other income (expense), net	(9)	7	(13)	97

Total other expense, net	(862)	(2,881)	(9,132)	(8,936)

Net income before income taxes	19,589	18,711	63,786	17,764
Income tax (expense) benefits	32,106	(396)	31,116	(530)

Net income	$51,695	$18,315	$94,902	$17,234
Net income, per share:
Basic	$0.40	$0.16	$0.74	$0.16

Diluted	$0.39	$0.15	$0.71	$0.15

Weighted-average common shares outstanding
Basic	128,661,435	116,641,862	128,331,022	107,737,936

Diluted	133,348,995	120,716,431	133,662,659	111,360,831

ORGANOGENESIS HOLDINGS INC. CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands, except share and per share data)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$94,902	$17,234	$(40,849)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,781	4,438	3,783
Amortization of intangible assets	4,949	3,745	6,043
Amortization of operating lease right-of-use assets	5,946	—	—
Non-cash interest expense	346	236	243
Deferred interest expense	1,493	2,133	1,446
Deferred rent expense	—	1,273	882
Gain on settlement of deferred acquisition consideration	—	(2,246)	—
Deferred tax expense (benefit)	(31,976)	112	111
Loss on disposal of property and equipment	1,407	201	146
Provision recorded for sales returns and doubtful accounts	4,577	2,441	239
Adjustment for excess and obsolete inventories	12,079	3,050	1,297
Stock-based compensation	3,864	1,661	936
Loss on extinguishment of debt	1,883	—	1,862
Change in fair value of Earnout liability	(3,985)	203	—
Changes in operating assets and liabilities:
Accounts receivable	(30,232)	(18,825)	(4,691)
Inventory	(9,302)	(6,700)	(11,063)
Prepaid expenses and other current assets	(34)	(355)	(625)
Operating leases	(6,156)	—	—
Accounts payable	3,847	(4,102)	4,700
Accrued expenses and other current liabilities	8,654	1,443	2,942
Other liabilities	(6,065)	(476)	(930)

Net cash provided by (used in) operating activities	61,978	5,466	(33,528)
Cash flows from investing activities:
Purchases of property and equipment	(31,220)	(17,678)	(5,984)
Cash paid for business acquisition	—	(5,820)	—
Acquisition of intangible asset	—	—	(250)

Net cash used in investing activities	(31,220)	(23,498)	(6,234)
Cash flows from financing activities:
Line of credit borrowings (repayments) under the 2019 Credit Agreement	(10,000)	(23,484)	7,000
Term loan borrowings (repayments) under the 2019 Credit Agreement, net of debt discount and issuance cost	(60,000)	10,000	49,076
Proceeds from term loan under the 2021 Credit Agreement, net of debt discount and issuance cost	73,174	—	—
Term loan repayments under the 2021 Credit Agreement	(938)	—	—
Proceeds from equity financing	—	64,729	50,340
Payment of equity issuance costs	—	(5,656)	(2,973)
Repayment of notes payable	—	—	(17,585)
Principal repayments of finance lease obligations	(2,630)	(2,427)	(1,266)
Redemption of redeemable common stock placed into treasury	—	—	(6,762)
Proceeds from the exercise of stock options	2,198	2,823	269
Proceeds from the exercise of common stock warrants	—	—	628
Payments of withholding taxes in connection with RSUs vesting	(737)	—	—
Payments of deferred acquisition consideration	(483)	(3,517)	—
Payment to extinguish debt	(1,620)	—	—

Net cash provided by (used in) financing activities	(1,036)	42,468	78,727

Change in cash and restricted cash	29,722	24,436	38,965
Cash and restricted cash, beginning of year	84,806	60,370	21,405

Cash and restricted cash, end of year	$114,528	$84,806	$60,370

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,256	$9,609	$8,148
Cash paid for income taxes	$607	$61	$49
Supplemental disclosure of non-cash investing and financing activities:
Reimbursement of offering expenses included in prepaid expenses and other current assets	$—	$1,009	$—
Fair value of shares issued for business acquisition	$—	$7,986	$—
Deferred acquisition consideration and earnout liability recorded for business acquisition	$—	$5,218	$—
Non-cash deemed dividend related to warrant exchange	$—	$—	$568
Equity issuance costs included in accounts payable	$—	$—	$537
Purchases of property and equipment in accounts payable and accrued expenses	$3,750	$2,391	$4,014
Acquisition of intangible assets included in accrued expenses and other liabilities	$—	$—	$500
Right-of-use assets obtained through lease obligations	$53,793	$—	$1,099

Non-GAAP Financial Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA and adjusted net income to evaluate our operating performance and trends and make planning decisions. Our management believes Adjusted EBITDA and adjusted net income help identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA and adjusted net income provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

The following table presents a reconciliation of GAAP net income (loss) to non-GAAP EBITDA and non-GAAP Adjusted EBITDA, for each of the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$51,695	$18,315	$94,902	$17,234
Interest expense	853	2,888	7,236	11,279
Income tax expense	(32,106)	396	(31,116)	530
Depreciation	1,771	1,153	5,781	4,438
Amortization	1,223	1,227	4,949	3,745

EBITDA	23,436	23,979	81,752	37,226

Stock-based compensation expense	1,083	497	3,864	1,661
Restructuring charge (1)	1,828	618	4,704	618
Gain on settlement of deferred acquisition consideration (2)	—	—	—	(2,246)
Recovery of certain notes receivable from related parties (3)	—	(405)	(179)	(1,516)
Cancellation fee (4)	—	—	—	1,950
Write-off of a fixed asset (5)	—	—	1,104	—
Change in fair value of Earnout (6)	—	203	(3,985)	203
Loss on extinguishment of debt (7)	—	—	1,883	—
CPN transaction costs (8)	—	—	—	929

Adjusted EBITDA	$26,347	$24,892	$89,143	$38,825

(1)	Amounts reflect employee retention and benefits as well as the facility-related cost associated with the Company’s restructuring activities.
(2)

Amount reflects the gain recognized related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical in February 2020 as well as the settlement of the assumed legacy lawsuit from the sellers of NuTech Medical in October 2020.

(3)	Amounts reflect the collection of certain notes receivable from related parties previously reserved.
(4)	Amount reflects the cancellation fee for terminating certain product development and consulting agreements the Company inherited from NuTech Medical.
(5)	Amount reflects the write-off of certain design and consulting fees previously capitalized related to the unfinished construction work on the 275 Dan Road Building.
(6)	Amounts reflect the change in the fair value of the Earnout liability in connection with the CPN acquisition.
(7)

Amounts reflect the loss recognized on the extinguishment of the 2019 Credit Agreement upon repayment in 2021 and the loss recognized on the extinguishment of the Master Lease Agreement upon repayment in 2019.

(8)	Amount reflects legal, advisory, and other professional fees incurred in the nine months ended September 30, 2020, related directly to the CPN acquisition.

The following table presents a reconciliation of GAAP net income (loss) to non-GAAP adjusted net income, for each of the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$51,695	$18,315	$94,902	$17,234
Intangible amortization	1,223	1,227	4,949	3,745
Gain on settlement of deferred acquisition consideration (1)	—	—	—	(2,246)
Recovery of certain notes receivable from related parties (2)	—	(405)	(179)	(1,516)
Change in fair value of Earnout (3)	—	203	(3,985)	203
Restructuring charge (4)	1,828	618	4,704	618
CPN transaction cost (5)	—	—	—	929
Cancellation fee (6)	—	—	—	1,950
Loss on extinguishment of debt (7)	—	—	1,883	—
Write-off of a fixed asset (8)	—	—	1,104	—
Tax on above	(762)	(415)	(2,117)	(931)

Adjusted net income	$53,984	$19,543	$101,261	$19,986

(1)

Amount reflects the gain recognized related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical in February 2020 as well as the settlement of the assumed legacy lawsuit from the sellers of NuTech Medical in October 2020.

(2)	Amounts reflect the collection of certain notes receivable from related parties previously reserved.
(3)	Amounts reflect the change in the fair value of the Earnout liability in connection with the CPN acquisition.
(4)	Amounts reflect employee retention and benefits as well as the facility-related cost associated with the Company’s restructuring activities.
(5)	Amount reflects legal, advisory, and other professional fees incurred in the nine months ended September 30, 2020, related directly to the CPN acquisition.
(6)	Amount reflects the cancellation fee for terminating certain product development and consulting agreements the Company inherited from NuTech Medical.
(7)

Amounts reflect the loss recognized on the extinguishment of the 2019 Credit Agreement upon repayment in 2021 and the loss recognized on the extinguishment of the Master Lease Agreement upon repayment in 2019.

(8)	Amount reflects the write-off of certain design and consulting fees previously capitalized related to the unfinished construction work on the 275 Dan Road Building.

The following table presents a reconciliation of projected GAAP net income (loss) to projected non-GAAP EBITDA and projected non-GAAP Adjusted EBITDA included in our guidance for the year ending December 31, 2022:

	Year Ended December 31,
	2022L	2022H
Net income	$56,500	$71,500
Interest expense	3,500	3,500
Income tax expense	1,500	1,900
Depreciation	7,100	7,100
Amortization	4,900	4,900

EBITDA	73,500	88,900

Stock-based compensation expense	6,350	6,350

Adjusted EBITDA	$79,850	$95,250

The following table presents a reconciliation of projected GAAP net income (loss) to projected non-GAAP adjusted net income (loss) included in our guidance for the year ending December 31, 2022:

	Year Ended December 31,
	2022L	2022H
Net income (loss)	56,500	71,500
Intangible amortization	4,900	4,900
Tax on above	(1,219)	(1,219)

Adjusted net income	$60,181	$75,181

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue, adjusted net revenue, net income, adjusted net income, EBITDA, and Adjusted EBITDA for fiscal 2022 and the breakdown of expected revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects, and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly in 2020; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the Company has incurred losses in prior years and may incur losses in the future; (7) changes in applicable laws or regulations; (8) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (9) the Company’s ability to maintain production of Affinity in sufficient quantities to meet demand; (10) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; (11) the impact of the suspension of commercialization of: (a) ReNu and NuCel in connection with the expiration of the FDA’s enforcement grace period for HCT/Ps on May 31, 2021 and (b) Dermagraft in the second quarter of 2022 pending transition of manufacturing to our Massachusetts based facilities; and (12) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2021 and its subsequently filed periodic reports. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Lori Freedman

LFreedman@organo.com